Exhibit 99.1
From: John Ward
Sent: Fri 12/29/2006 12:11 PM
To: John Hughes; Harold Vicente; Peter Hoffman; John Ernst; Edgar Cullman Jr.; Adolfo Marzol; Efraim Kier; Dennis Buchert; Manuel Pena-Morros
Cc: Ignacio Alvarez; Robert Siegfried
Subject: My resignation
Due to the holidays and everyone’s travel schedule, I am sending an email rather than making a personal telephone call to each of you. I have decided to resign as Chairman and a Director effective Tuesday January 2nd. I am becoming increasingly concerned about the process of governing this company. The filing of the 10Q and the press release is an example of a unprofessional process, which was unnecessarily rushed to meet an artificial deadline. As many of you know, I had significant concerns about the wording of the press release, but it was released anyway without contacting me. In addition, even though we formed the Transaction Committee, I am very concerned that our Investment Bankers will not aggressively pursue a Strategic Buyer given their substantial commitment of time and effort to the Private Equity transaction.
Ignacio is drafting a press release now to be issued on Tuesday.
I would like to thank each of you for your hard work and support for the almost 18 months I was Chairman and wish you all the best in all of your future endeavors.
Best wishes for the New Year.
John